UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2016

PROTEO, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-30728	90-0019065
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2102 Business Center Drive, Irvine, California 92612
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (949) 253-4155

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐            Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On March 23, 2016, Proteo, Inc. (the “Company”), entered into an agreement (the “Agreement”) with SilverScreen Associates GmbH (“SilverScreen”).

Pursuant to the Agreement, SilverScreen confirmed its intent to support Proteo with an investment of EUR 8,000,000 to EUR 10,000,000 (approximately US$ 9,000,000 to US$ 11,000,000) pursuant to an investment in the Company’s preferred stock pursuant to a preferred stock purchase agreement to be negotiated between the parties. The Company anticipates a new class of preferred stock will be designated in connection with such investment. However, the terms of such preferred stock have not been determined and are subject to further negotiation between the parties. SilverScreen also committed to ensure that such preferred stock purchase agreement is finalized and signed no later than April 15, 2016.

While the Agreement is a binding and enforceable agreement under the laws of the Federal Republic of Germany, material terms of SilverScreen’s potential purchase of the Company’s preferred stock are not included in the Agreement. For example, the Agreement does not include: the specific amount that SilverScreen will invest; the per share purchase price for the preferred stock; or the terms of the preferred stock. Since material terms of such potential purchase of the Company’s preferred stock are not included in the Agreement, the Company believes that SilverScreen is obligated to negotiate in good faith the remaining terms and conditions of its purchase of the Company’s preferred stock. However, it is possible that the Company and SilverScreen may not be able to agree on such terms and conditions, even if both parties negotiate in good faith.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Agreement, a copy of which is attached hereto as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits. The following materials are filed as exhibits to this current report on Form 8-K:

Exhibit Number

10.1	Agreement dated March 23, 2016 between SilverScreen Associates GmbH and Proteo, Inc.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROTEO, INC.

Date: March 29, 2016	By:	/s/ BIRGE BARGMANN
Birge Bargmann Chief Executive Officer

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